HANCOCK JAFFE LABORATORIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of July 1, 2016 (the “Effective Date”), is made by and between Hancock Jaffe Laboratories, Inc. (“Hancock Jaffe”) and Steven Cantor (“Employee,” and together with Hancock Jaffe, the “Parties”).

A.       The Parties previously entered into an employment agreement, on or about September 2, 2013 (the “Prior Employment Agreement”).

B.       Hancock Jaffe desires to employ Employee and Employee desires to be so employed, pursuant to the terms of this Agreement.

C.       This Agreement will supersede the Prior Employment Agreement in its entirety.

D.       Upon signing this Agreement, Employee shall be paid in full the deferred income owed Employee from the Prior Employment Agreement to the date of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       POSITION AND DUTIES.

(a)       Hancock Jaffe shall employ Employee as its Business Development Manager. Upon Hancock Jaffe’s initial public offering (IPO) of its stock, Employee shall assume the new position of Vice President of Business Development. Employee shall be responsible for assisting in advancing the exit strategy and/or development routes of Hancock Jaffe’s products. Employee shall perform the duties set forth in this Section 1, in addition to those employment duties that are usual and customary for Employee’s position and those employment duties that may be assigned to Employee by the Chief Executive Officer of Hancock Jaffe from time to time.

(b)       Employee shall report directly to the Chief Executive Officer.

(c)       Employee shall devote such time, energy, judgment, knowledge and skill and Employee’s best commercial efforts to the performance of Employee’s duties with Hancock Jaffe, provided that the foregoing shall not prevent Employee from (i) participating in charitable, civic, educational, professional, community or industry affairs, (ii) managing Employee’s passive personal investments, so long as such activities in the aggregate do not create a business or fiduciary conflict, or (iii) participating in any business that does not compete with Hancock Jaffe’s cardiovascular, orthopedic and dermal filler products. Hancock Jaffe acknowledges that Employee’s non-competitive activities in other medical companies may help Hancock Jaffe advance the exit strategy and/or development routes of its products.

2.       TERM. Subject to the severance provisions of Section 7, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through December 31, 2016 (the “Initial Term”) This Agreement shall automatically be extended for additional one (1) year Renewal Terms (unless sooner terminated pursuant to the terms and provisions herein) unless either party gives written notice to the other to terminate this Agreement at least thirty (30) days prior to the end of each calendar year, (each year, a “Renewal Term,” and each Renewal Term together with the Initial Term, the “Term”). Non-Renewal of this Agreement by Hancock Jaffe will be deemed a TERMINATION WITHOUT CAUSE OR FOR GOOD REASON and subject to the provisions of Section 7 of this agreement. Notwithstanding the above in this Section 2, upon a Hancock Jaffe IPO, Employee Agreement shall automatically be for a term of two (2) years from such IPO and subject to the renewal terms described herein.

1

3.       BASE SALARY. Hancock Jaffe shall pay Employee a base salary (“Base Salary”) at an annual rate of $24,000 during the Term, paid in accordance with the regular payroll practices of Hancock Jaffe. The Base Salary shall be subject to annual review and adjustment at the sole discretion of the Board. In no event shall Salary be reduced from the preceding year without the consent of Employee. Notwithstanding the above in this Section 3, upon IPO, the Base Salary shall automatically increase to an annual rate of $180,000 per year for two (2) years starting from date of IPO.

4.       BONUS. Employee shall receive a Bonus of $250,000 upon completion of a strategic transaction, such as the completion of the Series A Private Placement or a strategic transaction regarding a Hancock Jaffe product candidate. Hancock Jaffe, at its sole discretion, may advance all or portions of the Bonus as certain milestones are met.

5.       EQUITY ..

(a) Upon signing this Agreement, Employee shall be issued a replacement stock certificate representing 598,800 shares of Hancock Jaffe Common Stock. Such 598,800 shares of Hancock Jaffe common stock, which are considered founders shares with a zero or near zero value at issuance, Employee received September 2, 2013 from Prior Employment Agreement. These 598,800 shares have been previously earned in accordance with the Prior Employment Agreement and are not subject to claw back or other similar action by Hancock Jaffe.

(b) Upon signing this Agreement, Hancock Jaffe ratifies the warrant agreement between Hancock Jaffe and Employee dated May 5, 2016, which among other terms, provides for Employee to purchase 833,333 shares of Hancock Jaffe common stock at a price of $6.00 per share. Such warrants are not subject to claw back or other similar action by Hancock Jaffe.

6.       EMPLOYEE BENEFITS.

(a)       BENEFIT PLANS. During the Term, Employee shall be entitled to participate in any employee benefit plans that Hancock Jaffe has adopted or may adopt, maintains or contributes to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to Employee hereunder. Employee’s participation shall be subject to the terms of the applicable plan documents and generally applicable Hancock Jaffe policies. Healthcare and Dental Benefit Premiums for Employee and Employee’s spouse will be 100% paid by Hancock Jaffe. Notwithstanding the foregoing, with the exception of Healthcare and Dental Benefit Premiums for Employee and Employee’s spouse, Hancock Jaffe may modify or terminate any employee benefit plan at any time.

(b)       VACATIONS. During the Term, Employee shall be entitled to paid vacation time in accordance with Hancock Jaffe’s policy applicable to senior management employees as in effect from time to time; provided, however, that Employee shall be entitled to no less than 25 days of paid vacation per calendar year, prorated for any partial years of employment. A maximum of 10 days of unused vacation time may be carried forward from one calendar year to any subsequent calendar year.

(c)       HOLIDAYS AND PERSONAL DAYS. During the Term, Employee shall be entitled to Holidays and Personal Days in accordance with Hancock Jaffe policy (currently 12 paid Holidays and 10 Personal days per calendar year). Unused Holidays and Personal Days may not be carried forward from one calendar year to any subsequent calendar year.

2

(d)       PENSION AND PROFIT SHARING PLANS. During the Term, Employee shall be entitled to participate in any Pension or Profit Sharing Plan or other type of plan adopted by Hancock Jaffe for the benefit of its Employees and/or employees generally.

(e)       BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as Hancock Jaffe may require from time to time, Employee shall be reimbursed in accordance with Hancock Jaffe’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Employee during the Term and in connection with the performance of Employee’s duties hereunder.

6.       TERMINATION. Employee’s employment under this Agreement shall terminate on the first to occur of the following:

(a)       DISABILITY. Upon 10 days’ prior written notice by Hancock Jaffe to Employee of termination due to Disability. “Disability” shall mean Employee is unable to perform each of the essential duties of Employee’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months.

(b)       DEATH. Automatically upon the death of Employee.

(c)       CAUSE. Immediately upon written notice by Hancock Jaffe to Employee of a termination for Cause. “Cause” shall mean Employee’s:

(i)       willful misconduct or gross negligence in the performance of Employee’s duties to Hancock Jaffe;

(ii)       willful failure to perform Employee’s duties to Hancock Jaffe or to follow the lawful directives of the Chief Executive Officer (other than as a result of death or Disability);

(iii)       indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv)       repeated failure to cooperate in any audit or investigation of the business or financial practices of Hancock Jaffe;

(v)       performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of Hancock Jaffe’s property; or

(vi)       material breach of this Agreement or any other material agreement with Hancock Jaffe or a material violation of Hancock Jaffe’s code of conduct or other written policy.

Employee shall be given written notice detailing the specific Cause event and a period of 10 days following Employee’s receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Board. Notwithstanding anything to the contrary contained herein, Employee’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by Employee. A termination for Cause shall be deemed to include a determination by the Board or its designee following Employee’s termination of service that circumstances existing prior to such termination would have entitled Hancock Jaffe to have terminated Employee for Cause. All rights Employee has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Board or its designee, or during any negotiations between the Board or its designee and Employee, regarding any actual or alleged act or omission by Employee of the type described in this definition of Cause.

3

(d)       GOOD REASON. Upon written notice by Employee to Hancock Jaffe of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the consent of Employee, unless such events are fully corrected in all material respects by Hancock Jaffe within 30 days following written notification by Employee to Hancock Jaffe of the occurrence of one of the events:

(i)       material diminution in Employee’s Base Salary or Annual Bonus opportunity;

(ii)       material diminution in Employee’s authority or duties set forth in Section 1 above (for sake of clarity, a change in title shall not constitute Good Reason), other than temporarily while physically or mentally incapacitated, as required by applicable law; or

(iii)       a material breach by Hancock Jaffe of a material term of this Agreement.

Employee shall provide Hancock Jaffe with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of Hancock Jaffe’s 30-day cure period described above. Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Employee.

(e)       WITHOUT CAUSE. Immediately upon written notice by Hancock Jaffe to Employee of an involuntary termination without Cause (other than for death or Disability).

(f)       VOLUNTARY TERMINATION. Upon 60 days’ prior written notice by Employee to Hancock Jaffe of Employee’s voluntary termination of employment without Good Reason (which Hancock Jaffe may, in its sole discretion, make effective earlier than any notice date).

7.       CONSEQUENCES OF TERMINATION.

(a)       DEATH/DISABILITY. In the event that Employee’s employment ends on account of Employee’s death or Disability, Employee or Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iv) below to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law):

(i)       any unpaid Base Salary through the date of termination;

(ii)       any Annual Bonus earned but unpaid prior to the date of termination;

(iii)       reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv)       any accrued but unused vacation time in accordance with Hancock Jaffe policy, which shall be prorated for any year in which Employee’s employment with Hancock Jaffe is terminated; and

(v)       all other payments, benefits or fringe benefits to which Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, Sections 7(a)(i) through 7(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)       TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If Employee’s employment is terminated (i) by Hancock Jaffe for Cause or (ii) by Employee without Good Reason, Hancock Jaffe shall pay to Employee the Accrued Benefits (other than the Annual Bonus described in Section 7(a)(ii) above).

4

(c)       TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If Employee’s employment by Hancock Jaffe is terminated by Hancock Jaffe other than for Cause or Disability or by Employee for Good Reason, Hancock Jaffe shall pay or provide Employee the following:

(i)       the Accrued Benefits; and

(ii)       subject to Employee’s continued compliance with his obligations under this Agreement, continued payment of the Base Salary for 12 months (or 24 months if such termination occurs within 24 months following a Change in Control) following the date of termination, paid in accordance with Hancock Jaffe’s ordinary payroll practices (collectively, the “Severance Amount”).

Payments and benefits provided under this Section 7(c) shall be in lieu of any termination or severance payments or benefits to which Employee may be eligible under any of the plans, policies or programs of Hancock Jaffe or under the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state statute or regulation. Should Employee die prior to the payment of the Severance Amount, the Severance Amount shall be paid to the heirs or estate of Employee in accordance with the schedule set forth herein.

(d)       CHANGE IN CONTROL. A “Change in Control” shall mean the consummation of any of the following events:

(i)       the acquisition, other than from Hancock Jaffe, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Hancock Jaffe or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended) or employee benefit plan of Hancock Jaffe, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of Hancock Jaffe entitled to vote generally in the election of directors (the “Voting Securities”);

(ii)       a reorganization, merger, consolidation or recapitalization of Hancock Jaffe (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities;

(iii)       a complete liquidation or dissolution of Hancock Jaffe, or a sale of all or substantially all of the assets of Hancock Jaffe; or

Notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Section 409A (as defined below) and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Section 409A.

(e)       OTHER OBLIGATIONS. Upon any termination of Employee’s employment with Hancock Jaffe, Employee shall automatically be deemed to have resigned from any and all other positions he then holds as an officer, director or fiduciary of Hancock Jaffe and any other Hancock Jaffe entity that is part of the same consolidated group as Hancock Jaffe or in which capacity Employee serves at the direction of or as a result of his position as Employee with Hancock Jaffe; and Employee shall, within 10 days of such termination, take all actions as may be necessary under applicable law or requested by Hancock Jaffe to effect any such resignations.

5

(f)       EXCLUSIVE REMEDY. The amounts payable to Employee following termination of employment hereunder pursuant to Sections 7(a), (b) and (c) above shall be in full and complete satisfaction of Employee’s rights under this Agreement and any other claims that Employee may have in respect of Employee’s employment with Hancock Jaffe or any of its Affiliates (as defined below), and Employee acknowledges that such amounts are fair and reasonable, and are Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Employee’s employment hereunder or any breach of this Agreement.

(g)       NO MITIGATION OR OFFSET. Employee shall not be required to seek or accept other employment or otherwise to mitigate damages as a condition to the receipt of benefits pursuant to this Section 7, and amounts payable pursuant to this Section 7 shall not be offset or reduced by any amounts received by Employee from other sources.

(h)       NO WAIVER OF ERISA-RELATED RIGHTS. Nothing in this Agreement shall be construed to be a waiver by Employee of any benefits accrued for or due to Employee under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Hancock Jaffe, if any, except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of Hancock Jaffe other than as provided herein.

(i)       CLAWBACK. All awards, amounts or benefits outstanding under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any applicable law related to such actions, as may be in effect from time to time. Hancock Jaffe may take such actions as may be necessary to effectuate any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, whether adopted before or after the Effective Date, without further consideration or action. Notwithstanding the above in this section, all awards, amounts, Hancock Jaffe common stock, warrants or benefits already received, accrued and/or earned but not yet paid, shall not be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action.

8.       RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon termination beyond the Accrued Benefits shall only be payable if Employee delivers to Hancock Jaffe and does not revoke a general release of claims in favor of Hancock Jaffe in a form satisfactory to Hancock Jaffe. Such release shall be furnished to Employee within two business days after Employee’s date of termination, and must be executed and delivered (and no longer subject to revocation, if applicable) within 30 days following termination (or such longer period to the extent required by law).

9.       RESTRICTIVE COVENANTS.

(a)       Confidentiality.

(i)       Company Information. At all times during the Term and thereafter, Employee shall hold in strictest confidence, and shall not use, except in connection with the performance of Employee’s duties, and shall not disclose to any person or entity, any Confidential Information of Hancock Jaffe. “Confidential Information” means any Hancock Jaffe proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Employee by Hancock Jaffe, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee.

6

(ii)       Employee-Restricted Information. During the Term, Employee shall not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Employee has an agreement or duty to keep such information or secrets confidential.

(iii)       Third Party Information. Employee recognizes that Hancock Jaffe has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Hancock Jaffe’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the Term and thereafter, Employee shall hold in strictest confidence, and shall not use, except in connection with the performance of Employee’s duties, and shall not disclose to any person or entity, such third party confidential or proprietary information, and shall not use it except as necessary in performing Employee’s duties, consistent with Hancock Jaffe’s agreement with such third party.

(b)       Nonsolicitation of Employees. During the Term and for a period of 12 months thereafter, Employee shall not, acting alone or in conjunction with others, directly or indirectly, other than on behalf of Hancock Jaffe and its Affiliates, solicit employment for or of employees of Hancock Jaffe or its Affiliates or induce, solicit or entertain any employee to leave the employ of Hancock Jaffe or its Affiliates.

(c)       NONDISPARAGEMENT. Employee shall not make negative comments or otherwise disparage Hancock Jaffe or any person or entity or business unit controlled by, controlling or under common control with Hancock Jaffe (“Affiliates”) or any of their officers, directors, managers, employees, consultants, equityholders, agents or products. The foregoing shall not be violated by truthful statements (i) in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings) or (ii) made in the course of Employee discharging his duties for Hancock Jaffe.

(d)       COOPERATION. Upon the receipt of reasonable notice from Hancock Jaffe, while employed by Hancock Jaffe and thereafter, Employee shall respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with Hancock Jaffe, and shall provide reasonable assistance to Hancock Jaffe, its Affiliates and their respective representatives in defense of any claims that may be made against Hancock Jaffe or its Affiliates, and shall assist Hancock Jaffe and its Affiliates in the prosecution of any claims that may be made by Hancock Jaffe or its Affiliates, to the extent that such claims may relate to the period of Employee’s employment with Hancock Jaffe (collectively, the “Claims”). Employee shall promptly inform Hancock Jaffe if Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against Hancock Jaffe or its Affiliates. Employee also shall promptly inform Hancock Jaffe (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of Hancock Jaffe or its Affiliates (or their actions) or another party attempts to obtain information or documents from Employee (other than in connection with any litigation or other proceeding in which Employee is a party-in-opposition) with respect to matters Employee believes in good faith to relate to any investigation of Hancock Jaffe or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against Hancock Jaffe or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Employee shall not communicate with anyone (other than Employee’s attorneys and tax and/or financial advisors and except to the extent that Employee determines in good faith is necessary in connection with the performance of Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving Hancock Jaffe or any of its Affiliates without getting the prior written consent of Hancock Jaffe. Upon presentation of appropriate documentation, Hancock Jaffe shall pay or reimburse Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Employee in accordance with Hancock Jaffe’s applicable policies in complying with this Section 9(d), and Employee shall be compensated by Hancock Jaffe at a reasonable hourly rate for assistance given after the end of the Term.

7

(e)       Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

(i)       As between the Parties, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during the Term and which relate to Hancock Jaffe’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of Hancock Jaffe. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Hancock Jaffe.

(ii)       In particular, Employee hereby specifically assigns and transfers to Hancock Jaffe all of Employee’s worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. During the Term and thereafter, Employee shall assist Hancock Jaffe and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including the execution of all lawful oaths and all assignment documents requested by Hancock Jaffe or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.

(iii)       Moreover, if during the Term, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to Hancock Jaffe’s business, products or services, whether such work is created solely by Employee or jointly with others, Hancock Jaffe shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work is not prepared by Employee within the scope of Employee’s employment but is specially ordered by Hancock Jaffe as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and Hancock Jaffe shall be the author of the work. In the event such work is neither prepared by the Employee within the scope of Employee’s employment or is not a work specially ordered and deemed to be a work made for hire, then Employee shall assign, and by these presents, does assign, to Hancock Jaffe all of Employee’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both during the Term and thereafter, Employee shall assist Hancock Jaffe and its nominee, at any time, in the protection of Hancock Jaffe’s worldwide right, title and interest in and to the work and all rights of copyright therein, including the execution of all formal assignment documents requested by Hancock Jaffe or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that Employee shall be compensated by Hancock Jaffe at a reasonable hourly rate for assistance given after the end of the Term.

(iv)       Notwithstanding the foregoing provisions of this Section 9(e), pursuant to the California Labor Code, Hancock Jaffe hereby notifies Employee that the provisions of this Section 9(e) shall not apply to any inventions for which no equipment, supplies, facility or trade secret information of Hancock Jaffe was used and which were developed entirely on Employee’s own time, unless (A) the invention relates (1) to the business of Hancock Jaffe, or (2) to actual or demonstrably anticipated research or development of Hancock Jaffe, or (B) the invention results from any work performed by Employee for Hancock Jaffe. A copy of the applicable provisions of the California Labor Code shall be made available to Employee upon Employee’s request.

8

(f)       RETURN OF COMPANY PROPERTY. On the date of Employee’s termination of employment with Hancock Jaffe for any reason (or at any time prior thereto at Hancock Jaffe’s request), Employee shall return all property belonging to Hancock Jaffe or its Affiliates (including any Hancock Jaffe or Affiliate-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents or property belonging to Hancock Jaffe or an Affiliate).

(g)       EFFECT OF EMPLOYEE BECOMING A BAD LEAVER. Notwithstanding any provision of this Agreement to the contrary, if (i) Employee breaches any of the covenants set forth in this Agreement at any time during the period commencing on the Effective Date and ending 24 months after Employee’s termination of employment with Hancock Jaffe for any reason and (ii) Employee fails to cure such breach within 10 days of the effective date of written notice of such breach given by Hancock Jaffe, then Employee shall be deemed a “Bad Leaver.” If Employee is or becomes a Bad Leaver, then (i) any severance being paid to Employee pursuant to this Agreement or otherwise shall immediately cease upon commencement of such action and (ii) Employee shall be liable to repay to Hancock Jaffe any severance previously paid to him by Hancock Jaffe, less $100 to serve as consideration for the release described in Section 8 above.

10.       EQUITABLE RELIEF AND OTHER REMEDIES. Employee acknowledges that Hancock Jaffe’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 above would be inadequate and in the event of such a breach or threatened breach, in addition to any remedies at law, Hancock Jaffe, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

11.       NO ASSIGNMENTS. This Agreement is personal to each of the Parties. Except as provided in this Section 11, neither Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party. Hancock Jaffe may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of the business and/or assets of Hancock Jaffe, provided that Hancock Jaffe shall require such Affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Hancock Jaffe would be required to perform it if no such succession had taken place. As used in this Agreement, “Hancock Jaffe” shall mean Hancock Jaffe and any Affiliate or successor to its business and/or assets that assumes and agrees to perform the duties and obligations of Hancock Jaffe under this Agreement by operation of law or otherwise.

12.       NOTICE. Any notice that either Party may be required or permitted to give to the other shall be in writing and may be delivered personally, by electronic mail or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Hancock Jaffe may notify Employee from time to time; and to Employee at his electronic mail or postal address as shown on the records of Hancock Jaffe from time to time, or at such other electronic mail or postal address as Employee, by notice to Hancock Jaffe, may designate in writing from time to time.

13.       SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Hancock Jaffe, the terms of this Agreement shall govern and control.

14.       SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction.

9

15.       COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in several counterparts electronically, by fax, and by signing and scanning and emailing.

16.       Applicable Law; Choice of Venue and Consent to Jurisdiction; Service of Process.

(a)       All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

(b)       For purposes of resolving any dispute that arises directly or indirectly from the relationship of the Parties evidenced by this Agreement, the Parties hereby submit to and consent to the exclusive jurisdiction of the State of California and further agree that any related litigation shall be conducted solely in the courts of Orange County, California or the federal courts for the United States for the Central District of California, where this Agreement is made and/or to be performed, and no other courts.

(c)       Each Party may be served with process in any manner permitted under State of California law, or by United States registered or certified mail, return receipt requested.

17.       MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer or director as may be designated by Hancock Jaffe. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Employee and Hancock Jaffe or its Affiliates with respect to the subject matter hereof, including the Prior Employment Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either Party that are not expressly set forth in this Agreement.

18.       REPRESENTATIONS. Employee represents and warrants to Hancock Jaffe that (a) Employee has the legal right to enter into this Agreement and to perform all of the obligations on Employee’s part to be performed hereunder in accordance with its terms, and (b) Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Employee from entering into this Agreement or performing all of Employee’s duties and obligations hereunder.

19.       TAX MATTERS.

(a)       WITHHOLDING. Any and all amounts payable under this Agreement or otherwise shall be subject to, and Hancock Jaffe may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10

(b)       SECTION 409A COMPLIANCE.

(i)       The intent of the Parties is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Parties of the applicable provision without violating the provisions of Section 409A. In no event shall Hancock Jaffe be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

(ii)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” under Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum on the first business day following the six-month period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)       To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)       For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.

(v)       Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(c)       Modification of Payments. In the event it shall be determined that any payment, right or distribution by Hancock Jaffe or any other person or entity to or for the benefit of Employee pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, Employee’s employment with Hancock Jaffe or a change in ownership or effective control of Hancock Jaffe or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to Employee being equal to or greater than three times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that Employee would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and the net after-tax benefit that Employee would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Employee would receive if the full amount of the Payments were paid to Employee, then the Payments payable to Employee shall be reduced (but not below zero) so that the Payments due to Employee do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 7 above.

11

By signing this Agreement Below, Employee acknowledges that Employee:

(1)	has read and understood the entire Agreement;

(2)	has had the opportunity to ask questions and consult counsel or other advisors about its terms; and

(3)	agrees to be bound by it.

In witness whereof, Hancock Jaffe has caused this Agreement to be executed in its name and on its behalf, and Employee acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

HANCOCK JAFFE LABORATORIES, INC.	STEVEN CANTOR

William R. Abbott
Chief Financial Officer

12